PRICING SUPPLEMENT NO. 1 DATED NOVEMBER 12, 1996               RULE 424(B)(3)
                                                               FILE NO. 33-55953
(TO PROSPECTUS DATED MAY 24, 1995 AND
PROSPECTUS SUPPLEMENT DATED JUNE 27, 1995)

                         AVCO FINANCIAL SERVICES, INC.

                          MEDIUM-TERM NOTES, SERIES G
                                (FLOATING RATE)
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
Trade Date: November 12, 1996              Initial Interest Rate:  5.46%
Original Issue Date: November 15, 1996     Base Rate:  / / CD Rate  / / Commercial Paper Rate
Principal Amount: $300,000,000                         / / Federal Funds Rate  / / Prime Rate
                                                       / / LIBOR-Reuters  /X/ LIBOR-Telerate
Issue Price: See Below                                 / / Treasury Rate  / / Other (see attached)
Maturity Date: November 17, 1997
Form:  /X/ Book-Entry  / / Certificated    Interest Reset Period:  / / Daily  / / Weekly  / / Monthly
                                                                   /X/ Quarterly  / / Semi-Annually
                                                                   / / Annually
Interest Reset Dates:  Feb. 15, May 15 and Aug. 15, 1997 (or next succeeding Business Day)
Interest Payment Period:  Quarterly
Interest Payment Dates:  Feb. 15, May 15, Aug. 15 and Nov. 17 (or next succeeding Business Day)
Index Maturity:  3 Month
Spread (+/-):  -4 Basis Points
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

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
Redemption:                                                     Repayment:

  /X/ The Notes cannot be redeemed prior to maturity              /X/ The Notes cannot be repaid prior to maturity
  / / The Notes may be redeemed prior to maturity                 / / The Notes can be repaid prior to maturity at
                                                                      the option of the holder of the Note

    REDEMPTION             REDEMPTION                                    REPAYMENT              REPAYMENT
     DATE(S)                PRICE(S)                                      DATE(S)                PRICE(S)
----------------------------------------------                     ----------------------------------------------


Original Issue Discount Note:  / / Yes    /X/ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
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Agent:  /X/ Morgan Stanley & Co. Incorporated      BA Securities Inc.
            /X/ Merrill Lynch & Co.                  First Chicago Capital
                /X/ Salomon Brothers Inc               Markets, Inc.
                    /X/ Other: See Above                 UBS Securities LLC
                              ------------
Agent acting in the capacity as indicated below:

            / / Agent                     /X/ Principal

If as principal:

            /X/ The Notes are being offered at varying prices related to prevailing market prices at the time of resale, as determined by each Agent.

            / / The Notes are being offered at a fixed initial public offering
                price of   % of principal amount.
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Other Provisions: Pursuant to separate agreements, each of the above named
Agents has severally agreed to purchase $50,000,000 principal amount of the Notes at 99.90% of the principal amount. The purchase by each Agent is not conditioned upon the purchase by any other Agent. In the ordinary course of their businesses, affiliates of BA Securities, Inc., First Chicago Capital Markets, Inc. (an affiliate of the Trustee) and UBS Securities LLC have engaged, and may in the future engage, in commercial banking transactions with the Company and its affiliates.